Exhibit 99.3

Corporate Property Associates 18 – Global Incorporated

February 2022

Dear CPA®:18 – Global Stockholder,

On February 28, 2022, CPA®:18 – Global and W. P. Carey Inc. (NYSE: WPC) announced that the two companies have entered into a definitive merger agreement under which W. P. Carey will acquire CPA®:18 – Global. W. P. Carey has been the advisor to CPA®:18 – Global since inception and has managed its assets successfully through a variety of economic conditions.

Per the terms and conditions of the merger agreement, for each share of CPA®:18 – Global Class A or Class C common stock owned, CPA®:18 – Global stockholders will receive total merger consideration of 0.0978 shares of W. P. Carey common stock and $3.00 in cash. The total merger consideration reflects a value of $10.45 per share, based on WPC’s trailing 3-day volume weighted average price (“VWAP”) of $76.17 as of February 25, 2022, which is 15% higher than CPA®:18 – Global’s most recently published estimated net asset value (“NAV”) of $9.07 per share of Class A and Class C common stock as of September 30, 2021. The ultimate value of the total merger consideration may be higher or lower due to changes in W. P. Carey’s stock price.

This transaction will create liquidity for CPA®:18 – Global stockholders by providing cash and shares in a leading publicly-traded net lease REIT. W. P. Carey ranks among the largest net leased REITs with an enterprise value of approximately $22 billion as of December 31, 2021. Founded in 1973, W. P. Carey has a track record of delivering attractive returns to its stakeholders for nearly five decades.

The closing of the transaction is subject to the satisfaction of various customary closing conditions, including the approval of CPA®:18 – Global stockholders, and cannot be assured. We currently expect that the closing of the transaction will occur during the third quarter of 2022, although there can be no assurance of such timing. Stockholders seeking additional information should read the Form 8-K, including the investor presentation, filed with the Securities and Exchange Commission on February 28, 2022 which can be found at www.cpa18global.com or www.sec.gov.

In light of the proposed merger, CPA®:18 – Global has suspended permitted distribution reinvestments under its Amended and Restated Distribution Reinvestment Plan (DRIP) and its Redemption Plan, with the exception of Special Circumstance Redemptions (as defined for purposes of the share redemption plan). Effective immediately, CPA®:18 – Global stockholders enrolled in the DRIP will have quarterly cash distributions paid to their address of record. For custodial or broker-controlled accounts, distributions will be paid to the custodian or broker/dealer, as applicable.

We are pleased to be presenting a transaction that we believe will be beneficial to CPA®:18 – Global stockholders and look forward to communicating with you further.

With best regards,

Jason E. Fox Chief Executive Officer

A W. P. Carey Inc. Managed Program

One Manhattan West | 395 9th Avenue, 58th Floor, New York, NY 10001 | P. 212-492-1100 | F. 212-492-8922 | cpa18global.com

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, among other things, statements regarding intent, belief or expectations of CPA®:18 – Global and generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “assume,” “outlook,” “seek,” “forecast,” and similar expressions. These forward-looking statements include, but are not limited to, statements regarding: the benefits of the proposed Merger, annualized dividends, funds from operations coverage, integration plans and expected synergies, the expected benefits of the proposed Merger, anticipated future financial and operating performance and results, including estimates of growth, and the expected timing of completion of the proposed Merger.

These statements are based on current expectations. It is important to note that actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to the effects of pandemics and global outbreaks of contagious diseases (such as the current COVID-19 pandemic) or the fear of such outbreaks, could also have material adverse effects on our business, financial condition, liquidity, results of operations, and prospects. You should exercise caution in relying on forward-looking statements as they involve known and unknown risks, uncertainties, and other factors that may materially affect our future results, performance, achievements, or transactions. Information on some of these factors are contained in CPA®:18 – Global’s and W. P. Carey’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including, but not limited to, Part I, Item 1A. Risk Factors in each company’s Annual Report on Form 10-K for the year ended December 31, 2021. These risks, as well as other risks associated with the proposed Merger, will be more fully discussed in the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4 that CPA®:18 – Global will file with the SEC in connection with the proposed Merger. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Moreover, because we operate in a very competitive and rapidly changing environment, new risks are likely to emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of future results, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, CPA®:18 – Global does not undertake to revise or update any forward-looking statements.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. W. P. Carey intends to file with the SEC a registration statement on Form S-4 that will include a Proxy Statement of CPA®:18 – Global / Prospectus and other relevant documents to be mailed by CPA®:18 – Global to its security holders in connection with the proposed transactions.

WE URGE INVESTORS TO READ THE PROXY STATEMENT / PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED BY CPA®:18 – GLOBAL AND W. P. CAREY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about CPA®:18 – Global, W. P. Carey and the proposed Transactions. Investors are urged to read these documents carefully and in their entirety.

Investors will be able to obtain these materials (when they become available) and other documents filed with the SEC free of charge at the SEC’s website (http://www.sec.gov). In addition, these materials (when they become available) will also be available free of charge by accessing CPA®:18 – Global’s website (http://www.cpa18global.com) or by accessing W. P. Carey’s website (http://www.wpcarey.com). Investors may also read and copy any reports, statements and other information filed by CPA®:18 – Global or W. P. Carey with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Proxy Solicitation

Information regarding W. P. Carey's directors and executive officers is available in its proxy statement filed with the SEC by W. P. Carey on March 31, 2021 in connection with its 2021 annual meeting of stockholders, and information regarding CPA®:18 – Global’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC by CPA®:18 – Global on February 25, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

A W. P. Carey Inc. Managed Program

One Manhattan West | 395 9th Avenue, 58th Floor, New York, NY 10001 | P. 212-492-1100 | F. 212-492-8922 | cpa18global.com